UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _________)
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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
GSI GROUP INC.
(Name of Registrant as Specified in Its Charter)
Stephen W. Bershad,
Robert G. Deuster,
R. Douglas Norby,
Robert G. Stevens, and
Eliot M. Fried
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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PRELIMINARY COPY
GSI GROUP INC.
125 Middlesex Turnpike
Billerica, Massachusetts 01730
(978) 439-5511
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on [                    ], [                    ], 20[__]
          NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of GSI Group Inc., a New Brunswick corporation (“GSI”), will be held at [___] on [                    ], [                    ], 20[___] at the [                    ], for the following purposes:
          (a) to elect Directors; and
          (b) to transact such further or other business as may properly come before the meeting or any adjournment or postponement thereof.
          Only shareholders of record as of the close of business on [                    ], [                    ], 20[___] will be entitled to vote at the Special Meeting and at any adjournment or postponement thereof, provided that a subsequent transferee of Shares may vote at the meeting if the transferee establishes ownership of the Shares and requests not later than ten (10) days before the Special Meeting to be added to the list of Shareholders entitled to vote at the meeting.
          Even if you plan to attend the Special Meeting, shareholders are requested to complete, sign, date and return the WHITE proxy card in the enclosed envelope to Georgeson, Inc., at 199 Water Street, 26th Floor, New York, NY 10038, before [___] on [                    ], [                    ], 20[___], or, in the event that the Special Meeting is adjourned or postponed, prior to [___] on the last business day prior to the date fixed for the adjourned or postponed meeting.
          A copy of the Proxy Statement of Stephen W. Bershad, Robert G. Deuster, R. Douglas Norby, Robert G. Stevens, and Eliot M. Fried (the “Proxy Statement”) and the related WHITE proxy card accompany this notice. The Proxy Statement and the WHITE proxy card are first being furnished to shareholders on or about [                    ], December [___], 2009.

DATED this [ ] day of December 2009.	Stephen W. Bershad,
Robert Deuster,
Doug Norby,
Richard F. Hamm, Jr, and
Eliot M. Fried

SPECIAL MEETING OF SHAREHOLDERS
OF
GSI GROUP INC.

PROXY STATEMENT
OF
STEPHEN W. BERSHAD,
ROBERT G. DEUSTER,
R. DOUGLAS NORBY,
ROBERT G. STEVENS, AND
ELIOT M. FRIED

To Our Fellow GSI Group Inc. Shareholders:
          This Proxy Statement and the accompanying WHITE proxy card are being furnished to the shareholders of GSI Group Inc. (“GSI”), in connection with the solicitation of proxies by the Participants (as defined below), to be used at the upcoming special meeting of shareholders of GSI called for the purpose of electing directors, and at any adjournments, postponements or continuations thereof (the “Special Meeting”). The Special Meeting is scheduled to be held at [___], at [___].
          [This Proxy Statement, as well as other proxy materials to be distributed by the Participants, are available free of charge online at [                              ].]
          The “Participants” are the five nominees to GSI’s Board of Directors (the “Board”) comprised of Stephen W. Bershad, Robert G. Deuster, R. Douglas Norby, Robert G. Stevens, and Eliot M. Fried (each a “Nominee”).
          At the Special Meeting, the Participants will seek the election to the Board of each Nominee. Each Nominee has consented, if elected, to serve as a director.
           We strongly urge you to elect Stephen W. Bershad, Robert G. Deuster, R. Douglas Norby, Robert G. Stevens, and Eliot M. Fried, by signing, dating and returning the enclosed WHITE proxy card in the postage paid envelope provided to you with this Proxy Statement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
Q.	Why am I receiving this proxy statement?

A.	This Proxy Statement and the accompanying WHITE proxy card are being furnished to shareholders of GSI in connection with the solicitation of proxies by the Participants, to be used at the upcoming Special Meeting for the purpose of electing directors, and at any adjournments, postponements or continuations thereof.

Q.	What are you asking me to do?

A.	We are asking you to sign, date and return the enclosed WHITE proxy card in the postage paid envelope provided to you with this Proxy Statement. By signing the enclosed WHITE proxy card, you will give us discretionary authority to vote cumulatively and to allocate votes among the Nominees in order to get the maximum number of Nominees elected unless authority to vote for any of them is withheld.

Q.	Why are you soliciting my vote?

A.	We are soliciting your vote because we believe that the current Board has not served the best interests of GSI’s shareholders, and we do not have confidence in the ability of the current Board to improve GSI’s financial and operating performance and enhance shareholder value. Without change to the current Board, we also fear that GSI’s intrinsic value may further deteriorate under the continued stewardship of GSI’s current executive management team.

Q.	Who are the Nominees you are proposing to elect to the Board?

A.	We are asking you to elect each of Stephen W. Bershad, Robert G. Deuster, R. Douglas Norby, Robert G. Stevens, and Eliot M. Fried as a director of GSI. The business experience of these highly qualified individuals is set forth in this proxy statement in the section entitled “Election of the Directors — The Nominees” on page 5, which we urge you to read.

Q.	Who is eligible to vote at the Special Meeting?

A.	Shareholders of record as of the close of business on [___] (the “Record Date”), are entitled to vote at the Special Meeting, except to the extent that you have transferred the ownership of any shares of GSI’s Common Shares, no par value (the “Shares”), after the Record Date and the transferee of such Shares establishes proper ownership thereof and demands not later than ten days before the Special Meeting to be added to the list of shareholders entitled to vote at the Special Meeting, in which case such transferee will be entitled to vote such Shares.

Q.	What vote of the shareholders is required to elect the Nominees to the Board?

A.	The candidates for election as directors who receive the greatest number of votes cast will be elected as directors. Thus, if the number of candidates nominated for director exceeds the number of positions to be filled, the candidates who receive the least number of votes shall be eliminated until the number of candidates remaining equals the number of positions to be filled.

In addition, the vote for the election of directors of the Nominees named in this Proxy Statement is cumulative. Thus, each shareholder entitled to vote in the election of directors has the right to cast an aggregate number of votes equal to the number of votes attached to the Shares held by such shareholder multiplied by the number of directors to be elected, and may cast all such votes in favor of a single candidate or distribute them among the candidates in any manner the shareholder decides.

Q.	If I am going to attend the Special Meeting, should I return my WHITE proxy card(s)?

A.	Yes. Returning your signed and dated WHITE proxy card(s) ensures that your Shares will be represented and voted at the Special Meeting. You may revoke your proxy at any time prior to the vote at the Special Meeting by (i) delivering to Georgeson, Inc. at the address below a written notice, bearing a LATER date than the date of the proxy, stating that the proxy is revoked; (ii) delivering a duly executed WHITE proxy bearing a LATER date than the proxy delivered previously; or (iii) attending the Special Meeting, withdrawing the proxy, and voting in person. See “Voting Procedures — Revocation of Proxies” on page 14.

Q.	If my Shares are held in “street name” by my broker or bank, will my broker or bank vote my shares for me?

A.	Because brokers or banks holding Shares in “street name” may vote such Shares on the election of directors only if they are instructed on how to vote, failure to provide instructions will result in your Shares not being present at the meeting and not being voted on the election of directors.

Q.	Are there dissenter’s or appraisal rights?

A.	GSI’s shareholders are not entitled to dissenter’s or appraisal rights in connection with the Special Meeting.

Q.	Who can help answer my questions about the Special Meeting?

A.	If you have any questions about giving your proxy or require assistance, please call:
Georgeson, Inc.
199 Water Street, 26th Floor
New York, NY 10038
Call Toll-Free: [__]
Banks and Brokers Call: (212) 440-9128

ELECTION OF THE DIRECTORS
     The Participants propose that the shareholders elect Stephen W. Bershad, Robert G. Deuster, R. Douglas Norby, Robert G. Stevens, and Eliot M. Fried, as directors of GSI at the Special Meeting. Each Nominee, if elected, would hold office until the next annual meeting of shareholders and until a successor has been duly elected and qualified, or as otherwise provided by GSI’s By-Law (the “Bylaws”) or by New Brunswick law. If the Nominees are elected, they intend to appoint Mr. Bershad as Chairman of the Board.
     We strongly urge you to elect Stephen W. Bershad, Robert G. Deuster, R. Douglas Norby, Robert G. Stevens, and Eliot M. Fried, by signing, dating and returning the enclosed WHITE proxy card in the postage paid envelope provided to you with this Proxy Statement. If you have signed the enclosed WHITE proxy card, you have given us discretionary authority to vote cumulatively and to allocate votes among the Nominees in order to get the maximum number of Nominees elected unless authority to vote for any of them is withheld.
The Nominees
     Background information about each Nominee is set forth herein and in the Appendices attached hereto. Each Nominee is independent under the independence standards applicable to GSI under paragraph (a)(1) of Item 407 of Regulation S-K and is not receiving any compensation in connection with this proxy solicitation.
     Mr. Bershad, age 68, was Chairman of the Board and Chief Executive Officer of Axsys Technologies, Inc. (“Axsys”), a manufacturer of surveillance and imaging equipment, from 1986 until 2009 and was President of Axsys from 1986 to August 1999 and from March 2002 to December 2007. Prior thereto, he was a Managing Director of Lehman Brothers, Inc., an investment banking firm, and its predecessor firms, where he held a series of senior management positions in merchant banking and mergers and acquisitions. Mr. Bershad is a director of EMCOR Group, Inc., a global leader in mechanical and electrical construction, energy infrastructure, and end-to-end facilities services.
     Mr. Deuster, age 59, was CEO of Newport Corporation, a laser, optical and motion control products company, from May 1996 to October 2007. From June 1997 to October 2007, he also served as Chairman of the Board. Prior to his tenure at Newport Corporation, Mr. Deuster served in various senior management positions at Applied Power, Inc. (now Actuant Corporation), an international manufacturer of electrical and hydraulic products, from 1985 to 1996. From 1975 to 1985, he held engineering and marketing management positions at General Electric Company’s Medical Systems Group. Mr. Deuster currently serves as a director of Symmetry Medical, Inc., a provider of implants, instruments and cases to orthopedic device manufacturers, and of NEXX Systems, Inc., a semiconductor products company.
     Mr. Norby, age 74, was Senior Vice President and Chief Financial Officer of Tessera Technologies, Inc., a semiconductor intellectual property licensing company, from July 2003 to January 2006. He continued as a consultant for Tessera from January 2006 to July 2006. Prior to his position at Tessera, Mr. Norby held the positions of CFO and vice president for various companies from 1993 to 2006 including: Novalux, Inc., a fiber optic laser company; Zambeel, Inc., a computer storage systems company; LSI Logic Corporation, a semiconductor and computer storage systems company; and Mentor Graphics Corporation, a semiconductor electronic design automation company. Mr. Norby currently serves on the boards of directors of several semiconductor products companies, including STATS ChipPAC, Ltd., InvenSense, Inc., NEXX Systems, Inc., and Neterion, Inc., and Intellon Corporation. Intellon Corporation has announced that it is being acquired by Atheros Communications, Inc. with a closing scheduled for December 15, 2009. From May 2006 until his resignation in October 2008, Mr. Norby served on the board of directors of MagnaChip Semiconductor, LLC. MagnaChip filed a petition for relief under the federal Bankruptcy Code in June 2009. Mr. Norby also currently serves on the board of directors of Alexion Pharmaceuticals, Inc., a global biopharmaceutical company.
     Mr. Stevens, age 56, has been President of Growth Insight, Inc., a strategic planning and corporate development consulting firm, since 2002. Prior to that time, Mr. Stevens had been a director and the Executive Vice President of Bluefly, Inc., a publicly-traded internet retailer of off-price fashion merchandise, for three years. From 2003 until September 2009, Mr. Stevens was a director of Axsys, a manufacturer of surveillance and imaging equipment. From 1992 until 1999, Mr. Stevens served as Vice President and Partner of Mercer Management Consulting, Inc., the management-consulting arm of Marsh & McLennan, Inc.
     Mr. Fried, age 76, was a Managing Director — Corporate Finance at Lehman Brothers, Inc. for more than five years prior to his retirement in February 2000. From 1994 until September 2009, Mr. Fried was a director of Axsys, a manufacturer of surveillance and imaging equipment. Mr. Fried is the lead director of Blount International, Inc., a manufacturer of industrial equipment products.
Background
          On August 29, 2008, GSI acquired Excel Technology, Inc. (“Excel”) for approximately $370 million, including related deal expenses. The purchase price and related deal expenses were paid for with approximately $160 million of cash on hand and $210 million of newly issued debt.
          Subsequently, GSI failed to file its Quarterly Report on Form 10-Q for the quarterly period ended September 26, 2008, and on November 13, 2008, GSI was notified by The Nasdaq Stock Market (“Nasdaq”) that GSI was not in compliance with Nasdaq Marketplace Rule 4310(c)(14) (the “Filings Rule”). GSI was placed on a list of non-compliant Nasdaq companies.
          On December 4, 2008, GSI announced that it had identified internal accounting errors in the recognition of revenue in the first and second fiscal quarters of 2008. As a result of the internal accounting errors, on December 3, 2008, the Audit Committee of the Board (the “Audit Committee”) determined that the previously issued financial statements contained in GSI’s Quarterly Reports on Form 10-Q for the periods ended March 28, 2008 and June 27, 2008 should no longer be relied upon.
          On December 12, 2008, GSI announced that it had received four letters from certain bondholders notifying GSI that by not filing its Quarterly Report on Form 10-Q for the quarterly period ended September 26, 2008, it had failed to comply with certain covenants contained in the indenture governing the debt issued to acquire Excel.

          On February 2, 2009, GSI announced that it had identified additional internal accounting errors related to the recognition of revenue during 2007. The Audit Committee determined that the previously issued interim and annual historical financial statements for 2007 should no longer be relied upon.
          On February 3, 2009, Mr. Bershad met with Dr. Sergio Edelstein, President and Chief Executive Officer of GSI, at GSI’s offices to discuss Mr. Bershad’s interest in GSI. Mr. Bershad and Dr. Edelstein generally discussed GSI’s business and operations, including GSI’s delinquency in its filings with the United States Securities and Exchange Commission (the “SEC”), GSI’s long-term strategy and GSI’s recent acquisition of Excel.
          Also on February 3, 2009, GSI entered into a Termination and Change-In-Control Agreement (the “Termination Agreement”) with Dr. Edelstein. The Termination Agreement provides that if Dr. Edelstein’s employment is terminated by GSI after a change in control of GSI occurs, Dr. Edelstein would be entitled to receive certain compensation including a “golden parachute” payment.
          On February 6, 2009, GSI entered into forbearance agreements with certain bondholders whereby such bondholders agreed to forbear from taking any action or exercising any remedies until February 27, 2009 for failure to comply with certain covenants contained in the indenture governing the debt issued to acquire Excel, in particular, as a result of GSI not filing its Quarterly Report on Form 10-Q for the quarterly period ended September 26, 2008.
          GSI failed to file its Annual Report on Form 10-K for the year ended December 31, 2008, and on March 27, 2009, GSI was notified by Nasdaq that it was not in compliance with the Filings Rule.
          On March 30, 2009, GSI announced that it had identified further internal accounting errors in the recognition of revenue during 2006. The Audit Committee determined that the previously issued interim and annual historical financial statements for 2006 should no longer be relied upon.
          Between meeting with Dr. Edelstein on February 3, 2009 and April 23, 2009, Mr. Bershad had additional conversations with Dr. Edelstein, as well as with certain members of the Board, regarding GSI’s business and operations. In addition, Mr. Bershad had conversations with certain of GSI’s shareholders and bondholders regarding the prospects and operations of GSI as well as certain strategic, management and governance matters, including the composition of the Board. These conversations have been ongoing.
          On April 23, 2009, Mr. Bershad met with Dr. Edelstein at GSI’s offices to discuss Mr. Bershad’s interest in obtaining representation on the Board. Dr. Edelstein agreed to bring Mr. Bershad’s request to the attention of the Board. Between April 24 and April 27, 2009, Mr. Bershad had multiple conversations with Richard B. Black, Chairman of the Board, regarding his request. Mr. Black agreed to discuss Mr. Bershad’s request with the full Board.
          On May 6, 2009, GSI received a staff determination notice from Nasdaq stating that the Shares were subject to delisting since GSI was not in compliance with the filing requirements for continued listing.

          GSI failed to file its Quarterly Report on Form 10-Q for the quarterly period ended April 3, 2009, and on May 14, 2009, GSI was notified that it was not in compliance with the Filings Rule.
          On June 30, 2009, GSI announced that it had reached an agreement on a non-binding term sheet with certain beneficial owners holding greater than 75% of the outstanding aggregate principal amount of the debt issued in connection with the acquisition of Excel to restructure GSI’s outstanding obligations under the debt. Pursuant to this term sheet, GSI would exchange the debt for (a) a new $95 million secured loan, and (b) Shares representing 80% of GSI’s fully diluted equity ownership.
          GSI failed to file its Quarterly Report on Form 10-Q for the quarterly period ended July 3, 2009, and on August 14, 2009, GSI was notified that it was not in compliance with the filing requirements for continued listing.
          On September 16, 2009, GSI was notified that it was not in compliance with the requirement for continued listing as set forth in Listing Rule 5450(a)(1) because the closing bid price per Share had been below $1.00 per Share for thirty consecutive business days.
          On November 4, 2009, GSI announced that its Shares had been delisted from Nasdaq because of GSI’s non-compliance with Nasdaq’s filing requirements.
          On November 5, 2009, Mr. Bershad purchased enough Shares to make him the holder of 10.94% of GSI’s outstanding Shares.
          On November 9, 2009, Mr. Bershad delivered a Requisition of Meeting of Shareholders pursuant to the Act and GSI’s Bylaws, requesting the Board call a meeting of shareholders for the purpose of electing directors.
          GSI’s last annual meeting of shareholders of GSI to elect directors was held on May 15, 2008. Under Subsection 85(1)(a) of the Business Corporations Act (New Brunswick) (the “Act”), the directors of GSI must call an annual meeting of shareholders not later than fifteen months after holding the last preceding annual meeting. Under the Act, therefore, the Board should have called an annual meeting by August 15, 2009.
          GSI failed to file its Quarterly Report on Form 10-Q for the quarterly period ended October 2, 2009.
          On November 13, 2009, Mr. Bershad delivered a letter to the Board to inform them that he had decided to submit a slate of directors at the Special Meeting. Further, Mr. Bershad informed the Board that it was his belief that the Board should not undertake any extraordinary transactions, e.g., materially altering the capital structure or governance of GSI, until after the shareholders have exercised their franchise to elect a Board at the Special Meeting. In particular, the Board should not take any action with respect to the composition of the Board or the debt conversion announced on June 30, 2009, regarding GSI’s outstanding notes.
           On November 20, 2009, Mr. Bershad sent a letter to GSI requesting a list of shareholders of GSI under section 19 of the Act.
Reasons for Our Solicitation
          We are significant shareholders of GSI. As of December [___], 2009, the approximate mailing date in connection with the solicitation, the Participants own in the aggregate a total of

[5,213,088] Shares, representing approximately [10.95]% of the issued and outstanding Shares. As significant shareholders of GSI, the Participants have a vested financial interest in maximizing the value of GSI’s Shares. Our interests are aligned with the interests of all shareholders.
          We do not believe that the current Board has served the best interests of GSI’s shareholders, and we do not have confidence in the ability of the current Board to improve GSI’s financial and operating performance and enhance shareholder value. Without change to the current Board, we also fear that GSI’s intrinsic value may further deteriorate under the continued stewardship of GSI’s current executive management team.
          Specifically, our primary concerns include the following:
          •     Mismanagement of GSI’s cash and capital structure, including spending approximately $160 million of its cash and incurring hundreds of millions of dollars in debt for an overpriced acquisition;
          •     The failure of GSI to file financial statements or otherwise communicate any meaningful financial information to shareholders for over 15 months; and
          •     The restatement of GSI’s financial statements since 2006.
We Do Not Believe the Current Board has Adequately Managed GSI’s Cash Position or Capital Structure
          According to GSI’s Form 10-Q for the quarterly period ended June 27, 2008, GSI had over $183 million of cash and cash equivalents and no debt on its balance sheet as of that date. On August 29, 2008, GSI announced that it had completed its acquisition of Excel. According to GSI’s 8-K/A filed on October 10, 2008, GSI spent approximately $370 million to complete the acquisition of Excel. To help finance the acquisition, GSI issued $210 million of debt and used approximately $160 million of cash on hand. In addition, GSI gave the bondholders penny warrants to acquire 14% of GSI’s outstanding equity. Since its acquisition of Excel, GSI’s balance sheet has gone from approximately $183 million of cash on hand and no debt to approximately $57 million of cash on hand and $210 million of debt. In addition, GSI’s market capitalization has gone from approximately $325 million to approximately $31 million, not including the equity issued to the bondholders as part of the debt offering.
          Furthermore, because GSI has not filed financial statements for over 15 months, it appears that GSI may be in covenant default with the holders of this debt. Notwithstanding that GSI is apparently making interest payments on this debt, on June 30, 2009, GSI announced that it had entered into a non-binding term sheet to convert $115 million of this debt into 80% of GSI’s equity on a post-issuance basis. After this debt conversion, the bondholders would have approximately 82.5% of GSI’s outstanding equity and GSI would still have $95 million of debt.
We Are Concerned that GSI has not Filed Financial Statements in Over 15 Months

          On November 6, 2008, GSI filed a Notification of Late Filing indicating that it could not file its Form 10-Q for the quarterly period ended September 26, 2008, because of delays in integrating GSI’s financial reporting systems with those of Excel. Then, on December 4, 2008, GSI announced that it had identified errors in the recognition of revenue related to certain sales in the first and second fiscal quarters of 2008. On February 2, 2009, GSI announced additional revenue recognition errors from sales in 2007, leading the Audit Committee to conclude the previously issued financial statements for 2007 should no longer be relied on. On March 30, GSI announced additional revenue recognition errors from sales in 2006, leading the Audit Committee to conclude the previously issued financial statements for 2006 should no longer be relied on. These revenue recognition problems have resulted in GSI’s failure to file any financial statements, or provide any meaningful financial or operation data to shareholders, for over 15 months.
We Are Concerned with the Board’s Oversight of Management’s Preparation of GSI’s Financial Statements
          The current members of the Board have been in office for each of the fiscal years under review and subject to being restated. On December 9, 2008, in response to a comment letter received from the SEC, GSI told the SEC that it “is not in a position to disclose any assessments regarding the adequacy of previous disclosures regarding internal controls and disclosure controls and procedures.” In other words, notwithstanding that GSI had previously disclosed that it had conducted an evaluation of effectiveness of disclosure controls and procedures as of the end of the period covered by each of the reports it filed during 2006, 2007 and 2008, and concluded that the disclosure controls and procedures of GSI were effective as of the end of the period covered by those reports, as of December 9, 2008, it was not in a position to assess the adequacy of those disclosures. Furthermore, GSI has been without a Chief Financial Officer since the CFO was terminated October 28, 2008.
          The Participants believe that the time has come for a change in the stewardship of GSI. The Participants believe that the Board has completely failed in its oversight of management and GSI’s operations over the past several years and that it is time to put in a Board with relevant past experience in managing a public company. We have nominated five highly qualified nominees who will constitute a majority and possibly the entire Board. The Participants, if elected, will aggressively pursue the following initiatives designed to restore shareholder value.
          •     Appoint a new chief financial officer that has relevant experience and a proven track record to fill the void that exists at GSI and re-evaluate the executive management team;
          •     Complete the restatement of GSI’s financial statements and get GSI current on its filings; and
          •     Negotiate a settlement with the current bondholders that does not result in giving away an additional 80% of GSI’s equity.
          The Nominees understand that, if elected as directors of GSI, each of them will have an obligation under New Brunswick law to discharge his duties as a director in good faith, consistent with his fiduciary duties to GSI.

          There can be no assurance that the actions the Participants intend to take as described above will be implemented if they are elected or that the election of the Participants will improve GSI’s business or otherwise enhance shareholder value. Your vote to elect the Participants will have the legal effect of replacing five of the incumbent directors of GSI, and possibly all of them if the Board does not run a slate, with the Participants. There can be no assurance that shareholder value will be maximized as a result of this solicitation or the election of the Participants.
Change in Control Triggers
          If all of the Nominees are elected to the Board, it may result in change of control of GSI under the indenture governing the debt issued to acquire Excel. A change of control may require GSI to make a offer to repurchase all of the outstanding debt. The Participants will seek to mitigate any potential negative financial effects resulting from a change in control under the indenture, including by seeking to re-negotiate certain of its provisions, although the Participants cannot be certain of any future behavior of the bondholders. We believe that if a majority of the current Board approves the nomination for election of the Nominees as directors, then no change of control would occur under the indenture, and GSI would not be required to offer to repurchase the debt.
          In addition, under Dr. Edelstein’s Termination Agreement, if a change of control of GSI occurs and, subsequently, Dr. Edelstein is terminated under defined circumstances within 24 months, he would be entitled to receive certain compensation including a “golden parachute” payment. If all of the Nominees are elected to the Board, a change of control would occur under the Termination Agreement.
The Participants
     The Participants beneficially own an aggregate of [5,213,088] Shares. Based upon [47,591,899] Shares outstanding as of the Record Date (as defined below), this represents beneficial ownership of approximately [10.95]% of the Shares outstanding. The Participants intend to vote such Shares FOR the election of the Participants.
     Other than as disclosed in this Proxy Statement or in any of the Appendices attached hereto, (i) none of the Participants is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of GSI, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (ii) none of the Participants owns any securities of GSI of record but not beneficially; (iii) none of the Participants owns beneficially any securities of GSI or of any parent or subsidiary of GSI; (iv) none of the associates of the Participants beneficially own any securities of GSI; (v) none of the Participants borrowed any funds for the purpose of acquiring or holding any securities of GSI; (vi) none of the Participants or their associates have engaged in or had a direct or indirect interest in any transaction, or series of similar transactions, since the beginning of GSI’s last fiscal year, or any currently proposed transaction, or series of similar transactions, to which GSI or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (vii) none of the Participants or their associates have any arrangement or understanding with any person with respect to (A) any future employment by GSI or its affiliates or (B) any future transactions to which GSI or any of its affiliates will or may be a party; and (viii) none of the Participants or their associates have any material interest in the election of the Participants.
OTHER PROPOSALS
     The Participants and their affiliates know of no other business to be presented at the Special Meeting. If any other matters should properly come before the Special Meeting, it is intended that the persons named on the enclosed WHITE proxy card will vote that WHITE proxy on such other matters in accordance with their judgment. The enclosed WHITE form of proxy confers discretionary authority on the person named therein with respect to amendments to or variations of matters identified in the Notice of Meeting and other matters that may properly come before the Special Meeting. At the date of this Proxy Statement, the Participants know of no such amendments, variations or other matters.
VOTING PROCEDURES
          Each shareholder of record, as of the close of business on the Record Date, is entitled to notice of and to vote at the Special Meeting, except to the extent that such shareholder has transferred the ownership of any Shares after such date and the transferee of such Shares establishes proper ownership thereof and demands not later than ten days before the Special Meeting to be added to the list of shareholders entitled to vote at the meeting in which case such transferee will be entitled to vote such Shares. The failure of any shareholder to receive a notice of meeting of shareholders does not deprive the shareholder of a vote at the Special Meeting. As of the Record Date, there were [47,591,899] Shares outstanding.
     No votes may be taken at the Special Meeting, other than to adjourn, unless a quorum has been constituted consisting of the representation of at least 33 1/3% of the outstanding shares as of the Record Date. Accordingly, based on [47,591,899] Shares outstanding as of the Record Date, the presence, in person or by proxy, of the holders of at least [15,848,102] Shares entitled to vote constitutes a quorum for transacting business at the Special Meeting.
          If your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the Record Date, only it can vote such Shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the enclosed WHITE proxy card on your behalf as soon as possible.
Voting for the Election of Directors.
     The Articles of Continuance of GSI provide that its Board is to be comprised of a minimum of five and a maximum of fifteen directors, as determined from time to time by resolution of the Board. As stated in the Definitive Proxy Statement for the 2008 annual meeting of shareholders (the “2008 Proxy Statement”), the Board has resolved that the entire Board consist of seven directors. According to Section 10(1) of the Company’s Bylaws, all directors then in office shall cease to hold office at the close of the meeting of shareholders at which directors are to be elected. The Participants are not aware if any other person will be nominated for director at the Special Meeting. If no other person is nominated, the Participants intend to reduce the size of the Board by resolution to five members. However, if the number of candidates nominated for director exceeds the number of positions to be filled, under New Brunswick law and GSI’s Bylaws, the candidates who receive the least number of votes shall be eliminated until the number of candidates remaining equals the number of positions to be filled.
     The Participants believe that each Nominee elected will serve with the nominees of GSI’s current Board, if any, that are elected. In such scenario, however, there is no assurance that all of the nominees of GSI’s current Board, if any, that are elected will serve with each Nominee that is elected. Instead, all or some of such nominees of GSI’s current Board may resign, in which case such nominees of GSI’s current Board who are elected and choose not to resign, together with each Nominee that is elected, will constitute all of the members of the Board. Pursuant to the Bylaws, if there is a vacancy created by any such resignation, the remaining directors, if constituting a quorum, may appoint a qualified person to fill the vacancy for the remainder of the term. In the absence of a quorum, the remaining directors shall call a meeting of the shareholders to fill such vacancy. Again, however, the Participants intend to reduce the size of the Board by resolution to five members if only five directors are elected at the Special Meeting, or any other directors resign.
     Pursuant to Section 10(3) of the Bylaws and Section 65(1) of the Act, the vote for the election of directors is cumulative. This means that each shareholder entitled to vote for the election of directors has the right to cast an aggregate number of votes equal to the number of votes attached to the Shares held by such shareholder multiplied by the number of directors to be elected, and may cast all such votes in favor of a single candidate or distribute them among the candidates in any manner the shareholder decides.
     Shares represented by properly executed WHITE proxy cards will be voted at the Special Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the Nominees to the Board and in the discretion of the persons named as proxies on all other matters as may properly come before the Special Meeting. The Participants in this solicitation intend to vote all of their Shares in favor of the Nominees.
     We are seeking your proxy for the election to the Board of Stephen W. Bershad, Robert G. Deuster, R. Douglas Norby, Robert G. Stevens, and Eliot M. Fried. We are soliciting the discretionary authority to cumulate votes, and the persons named as proxies on our WHITE proxy card will have the authority to cumulate votes at their discretion. We will use the authority granted to us by our WHITE proxy card to cumulate votes for the Nominees to assure that the maximum number of Nominees are elected to the Board. If we do not receive enough votes to elect all the Nominees, we will cumulate votes to first elect Mr. Bershad, and then to elect Messrs. Deuster, Fried, Stevens and Norby, in that order.
      In order for your views to be represented at the Special Meeting, please mark, sign, date and return the WHITE proxy card in the enclosed postage prepaid envelope.
Abstentions and Broker Non-Votes
     Abstentions will count as votes present for the purpose of determining whether a quorum is present. Abstentions will not be counted as votes cast in the election of directors. Because brokers or banks holding Shares in “street name” may vote such Shares on the election of directors only if they are instructed on how to vote, failure to provide instructions will result in your Shares not being present at the meeting and not being voted on the election of directors.

Consequently, there cannot be any broker non-votes occurring at the Special Meeting. It is very important that all shareholders vote their Shares, so please promptly complete and return the enclosed WHITE proxy card.
     Whether or not you are able to attend the Special Meeting, you are urged to complete the enclosed WHITE proxy and return it in the enclosed self-addressed, prepaid envelope. All valid proxies received prior to the Special Meeting will be voted. If you specify a choice with respect to any item by marking the appropriate box on the WHITE proxy, the Shares will be voted in accordance with that specification. If no specification is made, you have given us discretionary authority to vote cumulatively and to allocate votes among the Nominees in order to get the maximum number of Nominees elected.
Revocation of Proxies
     Any shareholder who has mailed a proxy card may revoke it, at any time prior to voting, by: (i) delivering to Georgeson, Inc. at the address below a written notice, bearing a LATER date than the date of the proxy, stating that the proxy is revoked; (ii) delivering a duly executed WHITE proxy bearing a LATER date than the proxy delivered previously; or (iii) attending the Special Meeting, withdrawing the proxy, and voting in person.
     Although a revocation is effective if delivered to GSI, the Participants request that either the original or a copy of any revocation be mailed to Georgeson, Inc., so that the Participants will be aware of all revocations.
Questions
     In order for your views to be represented at enclosed prepaid envelope.
     If you have any questions about giving your proxy or require assistance, please call:
Georgeson, Inc.
199 Water Street, 26th Floor
New York, NY 10038
Call Toll-Free: [__]
Banks and Brokers Call: (212) 440-9128
COST AND METHOD OF SOLICITATION
     The Participants have retained Georgeson, Inc. (“Georgeson”) to conduct the solicitation, for which Georgeson is to receive a fee of up to $[___] and reimbursement for its reasonable out-of-pocket expenses. The Participants have agreed to indemnify Georgeson against certain liabilities and expenses. Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to Georgeson pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable. As part of the solicitation, the Participants may communicate with shareholders by mail, courier services, Internet, advertising, telephone or telecopier or in person. It is anticipated that Georgeson will employ approximately [___] persons to solicit proxies from shareholders for the Special Meeting. The total expenditures in furtherance of, or in connection with, the solicitation of proxies is approximately $[___] to date, and is estimated to be up to $[___] in total.

     The Participants will pay all costs related to the solicitation of proxies and intend to seek reimbursement for all of the costs and expenses associated with the proxy solicitation without a shareholder vote in the event that the Participants are elected to the Board. Furthermore, pursuant to section 96(6) of the Act, unless otherwise resolved at the Special Meeting, the Participants may require GSI to reimburse the Participants the expenses reasonably incurred by them in requisitioning, calling and holding the meeting. The Participants intend to request reimbursement under the Act if available. GSI may then withhold rateably the amount the Participants were reimbursed from money due or to become due by way of fees or other remuneration to each director who was in default in not calling the meeting.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires GSI’s officers and directors, and persons who own more than ten percent of a registered class of GSI’s equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. To the Participants’ knowledge, all applicable Section 16(a) filing requirements have been complied with by the Participants.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND MANAGEMENT
Certain Beneficial Owners
          The following sets forth, to the knowledge of the Participants, certain information concerning the direct and indirect beneficial ownership of Shares, GSI’s only class of voting securities, as of the close of business on December [          ], 2009, by each person known by the Participants to be the beneficial owner of, or to exercise control or direction over 5% or more of the outstanding Shares as of such date. This information is based on the 2008 Proxy Statement and the most recent statements on Schedule 13G and Schedule 13D filed with the SEC.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	Percent
Stephen W. Bershad PO Box 31100 Santa Fe, New Mexico 87594	5,208,088	10.94%

Royce & Associates(2) 1414 Avenue of the Americas New York, NY 10019	4,503,590	9.46%

Sumitomo Heavy Industries Ltd. 9-11, Kita-Shinagawa 5 Chome Shinagawa-Ku, Tokyo, 141-8686 Japan	4,078,238	8.57%

Franklin Resources, Inc.(3) One Franklin Parkway San Mateo, California 94403	3,233,738	6.79%

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	Percent
Howson Tattersall Investment Counsel Limited(4) 70 University Avenue, Suite 1100 Toronto, Ontario Canada M5J 2M4	3,210,974	6.75%

Mackenzie Financial Corporation (5) 180 Queen Street West Toronto, Ontario Canada M5V 3K1	3,022,274	6.35%

T. Rowe Price Associates, Inc.(6) 100 E Pratt Street Baltimore, Maryland 21202	2,768,300	5.82%

(1)	Calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Unless otherwise noted, the Participants believe all named beneficial owners of more than five percent of GSI’s outstanding common shares have sole voting power and investment power with respect to all Shares beneficially owned by them. Statements as to ownership of Shares are based upon the most recent statements on Schedule 13G or Schedule 13D filed with the SEC.

(2)	According to a Schedule 13G filed on February 5, 2009, by Royce & Associates, LLC, Royce & Associates, LLC has sole voting and dispositive power with respect to 4,503,590 Shares.

(3)	According to a Schedule 13G filed on February 2, 2009 by Franklin Resources, Inc., Franklin Resources, Inc. has sole voting and dispositive power with respect to 3,233,738 Shares beneficially owned by one or more investment companies or other managed accounts that are clients of investment advisers that are direct and indirect subsidiaries of Franklin Resources, Inc. Investment management contracts grant to the investment advisor subsidiaries all investment and/or voting power over the securities owned by their clients.

(4)	According to a Schedule 13D filed on September 24, 2008, by Howson Tattersall Investment Counsel Limited, Howson Tattersall Investment Counsel Limited had sole voting and dispositive power with respect to 3,210,974 Shares.

(5)	According to a Schedule 13G filed on January 20, 2009, by Mackenzie Financial Corporation, Mackenzie Financial Corporation has sole voting and sole dispositive power over 3,022,274 Shares.

(6)	According to a Schedule 13G filed by February 13, 2009, by T. Rowe Price Associates, Inc., T. Rowe Price Associates, Inc. has sole dispositive power over 2,769,300 Shares and sole voting power of 1,569,800 of those Shares.
Directors and Management
          The following table sets forth, to the knowledge of the Participants, the number of Shares beneficially owned by each of the current directors, and the Named Executive Officers (as defined in the introduction to the Summary Compensation Table of the 2008 Proxy), as well as by the directors, and the executive officers of GSI as a group, as of the close of business on [          ], 2009. This information is based on the 2008 Proxy Statement.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Richard B. Black, Director(1)	75,404	*
Phillip A. Griffiths, Director(2)	65,065	*

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Byron O. Pond, Director(3)	70,527	*
Benjamin J. Virgilio, Director(4)	87,585	*
Garrett A. Garrettson, Director(5)	69,185	*
Marina Hatsopoulos, Director(6)	69,185	*
Sergio Edelstein, President and Chief Executive Officer(7)	574,794	1.21%
Nino Federico, Vice President, Global Manufacturing Operations(8)	177,220	*
Felix Stukalin, Vice President, Business Development(9)	133,130	*
All Directors and executive officers as a group (10)	1,577,335	3.31%

*	Represents less than 1% of the outstanding shares of common shares.

(1)	According to GSI’s 2008 Proxy Statement, this number represents 8,057 shares of restricted stock with transfer rights solely back to GSI and sole voting rights by GSI (“Restricted Shares”); and 42,694 common shares subject to options and Warrants. According to a Form 4 filed July 31, 2008, by Mr. Black, Mr. Black acquired an additional 9,328 Restricted Shares, for a total of 17,385 Restricted Shares.

(2)	According to GSI’s 2008 Proxy Statement, this number represents 8,057 Restricted Shares; and 40,000 common shares subject to options. According to a Form 4 filed July 31, 2008, by Mr. Griffiths, Mr. Griffiths acquired an additional 9,328 Restricted Shares, for a total of 17,385 Restricted Shares.

(3)	According to GSI’s 2008 Proxy Statement, this number represents 8,057 Restricted Shares; and 30,000 common shares subject to options. According to a Form 4 filed July 31, 2008, by Mr. Pond, Mr. Pond acquired an additional 9,328 Restricted Shares, for a total of 17,385 Restricted Shares. According to a Form 4 filed on August 8, 2008, by Mr. Pond, Mr. Pond purchased an additional 10,000 Shares.

(4)	According to GSI’s 2008 Proxy Statement, this number represents 8,057 Restricted Shares; and 40,000 common shares subject to options. According to a Form 4 filed July 31, 2008, by Mr. Virgilio, Mr. Virgilio acquired an additional 9,328 Restricted Shares, for a total of 17,385 Restricted Shares. According to a Form 4 filed on August 18, 2008, by Mr. Virgilio, Mr. Virgilio purchased an additional 9,400 Shares.

(5)	According to GSI’s 2008 Proxy Statement, this number represents 8,057 Restricted Shares; and 50,000 common shares subject to options. According to a Form 4 filed July 31, 2008, by Mr. Garrettson, Mr. Garrettson acquired an additional 9,328 Restricted Shares, for a total of 17,385 Restricted Shares.

(6)	According to GSI’s 2008 Proxy Statement, this number represents 8,057 Restricted Shares; and 50,000 common shares subject to options. According to a Form 4 filed July 31, 2008, by Ms. Hatsopoulos, Ms. Hatsopoulos acquired an additional 9,328 Restricted Shares, for a total of 17,385 Restricted Shares.

(7)	According to GSI’s 2008 Proxy Statement, this number represents 434,196 Restricted Shares. According to a Form 4/A filed on March 21, 2008, by Dr. Edelstein, Dr. Edelstein was granted 207,000 shares. Of these, 75,000 time based vest in three equal annual installments beginning on March 26, 2009, and 132,000 performance based vest in accordance with performance targets in fiscal year 2008 in three equal annual installments beginning on March 26, 2009.

(8)	According to GSI’s 2008 Proxy Statement, this number represents 72,040 Restricted Shares; and 1,000 shares with joint voting power with spouse, Grace Federico; and 80,000 common shares subject to options. According to a Form 4/A filed March 21, 2008, by Mr. Federico, Mr. Federico was granted 48,300 shares. Of these, 17,500 time based vest in three equal annual installments beginning on March 26, 2009, and 30,800 performance based vest in accordance with performance targets for fiscal year 2008 in three equal annual installments beginning on March 26, 2009.

(9)	According to GSI’s 2008 Proxy Statement, this number represents 59,273 shares of restricted stock with transfer rights solely back to GSI and sole voting rights by GSI; 61,735 common shares subject to options. According to a Form 4 filed on July 16, 2008, by Mr. Stukalin, Mr. Stukalin purchased an additional 6,735 Shares.

(10)	According to information provided in GSI’s 2008 Proxy Statement and subsequent Form 4 filings, this number includes 362,694 common shares subject to options and Warrants.

PROPOSALS
          Pursuant to Rule 14a-8, proposals of shareholders intended for inclusion in next year’s management proxy circular to be furnished to all shareholders entitled to vote at the next annual meeting of shareholders must be received at GSI’s principal executive offices not less than 120 calendar days before the date of GSI’s management proxy circular released to shareholders in connection with the previous year’s annual meeting. However, if GSI does not hold an annual meeting the previous year, or if the date of the current year’s annual meeting is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before GSI begins to print and send its proxy materials. Shareholder proposals not intended for inclusion in next year’s management proxy circular, but which are instead sought to be presented directly at next year’s annual meeting, will be considered untimely if notice of the matter is not received by GSI (i) at least 45 days before the date on which GSI first sent its proxy materials for the prior year’s annual meeting of shareholders, or (ii) if during the prior year GSI did not hold an annual meeting or, if the date of the meeting changed more than 30 days from the prior year, then a reasonable time before GSI sends its proxy materials.
ADDITIONAL INFORMATION
     The Participants take no responsibility for the accuracy or completeness of any information contained in GSI’s public filings as described in the Proxy Statement.

Date: [ ]	Stephen W. Bershad
Robert G. Deuster
R. Douglas Norby
Robert G. Stevens
Eliot M. Fried

APPENDIX I

Name:	Stephen W. Bershad

Age:	67

Business Address:	None.

Principal Business:	Former Chief Executive Officer and Former Chairman of the Board of Directors of Axsys Technologies, Inc.

Other Information:	See below.
     Stephen W. Bershad has an interest in the election of the Participants as a beneficial owner of 5,208,088 Shares as described below.

Ownership of Shares:	See below.
     Stephen W. Bershad is the beneficial owner of 5,208,088 Shares held in his name. Based upon [47,591,899] Shares outstanding as of the Record Date, this represents beneficial ownership of approximately [10.94] % of Shares outstanding.
     The table that indicates the date of each purchase and sale of Shares by Stephen W. Bershad within the past two years, and the number of Shares in each such purchase and sale is contained in Appendix II.

Contracts, Arrangements or Understandings with Respect to Securities of GSI:	None.

Name:	Robert G. Deuster

Age:	59

Business Address:	None.

Principal Business:	Retired.

Other Information:	Robert G. Deuster has an interest in the election of the Participants as a beneficial owner of 5,000 Shares as described below.

Ownership of Shares:	See below.
     Robert G. Deuster is the beneficial owner of 5,000 Shares held in his name. Based upon [47,591,899] Shares outstanding as of the Record Date, this represents beneficial ownership of less than 0.1% of Shares outstanding.
     The table that indicates the date of each purchase and sale of Shares by Robert G. Deuster within the past two years, and the number of Shares in each such purchase and sale is contained in Appendix II.

Contracts, Arrangements or Understandings with Respect to Securities of GSI:	None.

Name:	R. Douglas Norby

Age:	74

Business Address:	None.

Principal Business:	Retired.

Other Information:	None.

Ownership of Shares:	None.

Contracts, Arrangements or Understandings with Respect to Securities of GSI:	None.

Name:	Robert G. Stevens

Age:	56

Business Address:	750 Lexington Avenue / 25th floor, New York, NY 10022

Principal Business:	Strategic planning and corporate development consultant.

Other Information:	None.

Ownership of Shares:	None.

Contracts, Arrangements or Understandings with Respect to Securities of GSI:	None.

Name:	Eliot M. Fried

Age:	76

Business Address:	None.

Principal Business:	Retired.

Other Information:	None.

Ownership of Shares:	None.

Contracts, Arrangements or Understandings with Respect to Securities of GSI:	None.

APPENDIX II
          The following table indicates the date of each purchase and sale of Shares by Stephen W. Bershad within the past two years, and the number of Shares in each such purchase and sale:

Name	Date	Shares Purchased (Sold)
Stephen W. Bershad	November 5, 2009	1,703,740
Stephen W. Bershad	September 1, 2009	(31,614)
Stephen W. Bershad	August 31, 2009	(554)
Stephen W. Bershad	August 28, 2009	(40,000)
Stephen W. Bershad	August 26, 2009	(55,000)
Stephen W. Bershad	August 25, 2009	(8,000)
Stephen W. Bershad	July 14, 2009	4,000
Stephen W. Bershad	July 13, 2009	4,716
Stephen W. Bershad	July 10, 2009	70,000
Stephen W. Bershad	July 9, 2009	52,500
Stephen W. Bershad	July 7, 2009	30,000
Stephen W. Bershad	June 5, 2009	(92,000)
Stephen W. Bershad	June 4, 2009	(195,000)
Stephen W. Bershad	June 2, 2009	34,600
Stephen W. Bershad	June 1, 2009	170,000
Stephen W. Bershad	May 29, 2009	89,600
Stephen W. Bershad	March 10, 2009	22,600
Stephen W. Bershad	March 9, 2009	141,500
Stephen W. Bershad	February 2, 2009	150,000
Stephen W. Bershad	January 30, 2009	94,271
Stephen W. Bershad	January 26, 2009	692,729
Stephen W. Bershad	January 23, 2009	6,873
Stephen W. Bershad	January 22, 2009	13,127
Stephen W. Bershad	January 15, 2009	80,000
Stephen W. Bershad	January 14, 2009\	319,200
Stephen W. Bershad	January 13, 2009	100,800
Stephen W. Bershad	January 12, 2009	350,000
Stephen W. Bershad	January 9, 2009	643,403
Stephen W. Bershad	January 8, 2009	600,000
Stephen W. Bershad	January 7, 2009	20,000
Stephen W. Bershad	January 6, 2009	150,000
Stephen W. Bershad	January 2, 2009	86,597
Robert G. Deuster	November 5, 2009	5,000
Robert G. Deuster	June 8, 2009	(4,800)
Robert G. Deuster	May 1, 2009	1,000
Robert G. Deuster	February 6, 2009	3,500
Robert G. Deuster	December 10, 2008	300

PRELIMINARY COPY
GSI GROUP INC.
Form of Proxy — Special Meeting of Shareholders to be held on [___] [___], 20[___]
This Form of Proxy is solicited by and on behalf of Stephen W. Bershad, Robert G. Deuster, R. Douglas Norby, Robert G. Stevens, and Eliot M. Fried (the “Nominees”).
Notes to proxy
1.	Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the Special Meeting. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2.	If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this WHITE proxy. If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this WHITE proxy with signing capacity stated.

3.	This WHITE proxy should be signed in the exact manner as the name appears on the proxy.

4.	If this WHITE proxy is not dated, it will be deemed to bear the date on which it is mailed by the Participants to the holder.

5.	By signing, dating and returning this WHITE proxy you have given the Nominees full discretionary authority to vote cumulatively and to allocate votes among the Nominees in order to get the maximum number of Nominees elected unless authority to vote for any of them is withheld.

6.	This WHITE proxy confers discretionary authority in respect of amendments to matters identified in the Notice of Meeting or other matters that may properly come before the meeting.

7.	This WHITE proxy should be read in conjunction with the accompanying documentation provided by the Nominees.
Proxies submitted must be received by [__] on [____], 20[__].

Appointment of Proxyholder

The undersigned shareholder of GSI Group Inc. (“GSI”) hereby appoints Stephen W. Bershad, Robert Deuster, Doug Norby, Richard F. Hamm, Jr, and Eliot M. Fried (the “Nominees”)	OR	Print the name of the person you are appointing if this person is someone other than the Nominees listed herein as my/our proxyholder with full power of substitution and to vote in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Special Meeting in Lieu of Annual Meeting of Shareholders to be held in [___],[___] on [                         ], [___], 2009 at [___] and at any adjournment or postponement thereof.
VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.
1. Election of Directors

		FOR	WITHHELD
01.	Stephen W. Bershad	☐	☐

02.	Robert G. Deuster	☐	☐

03.	R. Douglas Norby	☐	☐

04.	Robert G. Stevens	☐	☐

05.	Eliot M. Fried	☐	☐

	Signature(s)	Date
Authorized Signature(s) — This section must be completed for your instructions to be executed.

I/We authorize you to act in accordance with my/our instructions set
out above. I/We hereby revoke any proxy previously given with respect to the Special Meeting. If no voting instructions are | indicated above, this Proxy will be voted as recommended by the Nominees.